EXHIBIT 99.1

Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, Interim CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Announces Expected Fourth Quarter
and Full-Year 2005 Results; Appoints Thomas G. Yetter
As Interim Chief Financial Officer and
Announces Restatements of Prior-Period Balance Sheets

Dallas, Texas - February 17, 2006-- Frozen Food Express Industries, Inc. FFEX today announced preliminary financial and operating results for the fourth quarter and year ended December 31, 2005.

Fourth quarter 2005 revenue is expected to be approximately $142 million. Earnings per diluted share are expected to be in the range of $0.32 to $0.35 per diluted share for the fourth quarter of 2005, ahead of expectations. Freight revenue for the three months ended December 31, 2005 is expected to approximate $140 million, a 14% increase over the fourth quarter of 2004. Fourth quarter 2005 freight revenue, excluding fuel surcharges, is expected to approximate $120 million, as compared to $111.4 million during the comparable period of 2004.

For the twelve months ended December 31, 2005, freight revenue is expected to approximate $514 million. Full year 2005 freight revenue, excluding fuel surcharges is expected to approximate $450 million, or about 4% more than 2004. Full-year diluted earnings per share are expected to be in the range of $1.07 to $1.10, as compared to 59 cents during 2004. Full-year 2005 net income includes $3.8 million from the sale of a life insurance investment during the second quarter of 2005.

The Company also announced that Thomas G. Yetter, who has been with FFEX for twenty years and has served as the Company's Treasurer since 1988, has been appointed Interim Chief Financial Officer to replace Gary M. Pruden who has resigned his positions as an officer and director of the Company. In connection with his departure, Mr. Pruden met with the Audit Committee of the Company's Board of Directors to discuss unsubstantiated allegations reported to him relating to questionable billing practices and certain other operational matters. The Audit Committee is in the process of selecting independent counsel to assist the committee in its investigation of these matters.

Stoney M. Stubbs, Jr., Chairman and CEO, commented, "We capped off a strong year with record performance in the fourth quarter. We continued to benefit from healthy demand for our truckload and less-than-truckload services characterized by increased freight rates, higher utilization, and improved density levels within our defined network. We also generated approximately $6.5 million in revenue during the fourth quarter from services provided in the aftermath of Hurricane Katrina, including revenue from dedicated fleet activity and trailer rentals.

"In connection with the investigation, the Company is taking all necessary actions to assist the committee. At this time, while we cannot comment in further detail, we believe that there will be no material impact on the Company's operating results."

The Company is finalizing the classification of certain balance sheet amounts involving lease arrangements with a related party. In accordance with the Financial Accounting Standards Board's Financial Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46(R)"), due to certain terms and conditions present in one such arrangement between FFEX and a family partnership controlled by an executive officer of FFEX, the Company has determined that the family partnership is a variable interest entity that is required to be consolidated into the financial statements of FFEX. The Company will restate its prior-period balance sheets beginning with the first quarter of 2004 to reflect the inclusion of the family partnership's net book value of the leased assets and related short-term debt. The consolidation of the family partnership will not impact revenue, pre-tax income or net income or net income per share previously reported by FFEX. The impact to the December 31, 2004 consolidated balance sheet will increase the net book value of property and equipment and short-term debt by approximately $4.5 million. As of December 31, 2005, such values had (through amortization) declined to approximately $3.5 million.

About FFEX

Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, and into Mexico. The refrigerated trucking company is the only one serving this market that is full-service -- providing full-truckload, less-than- truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net .

Forward-Looking Statements

This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.